Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

STOCK PURCHASE AGREEMENT

BY AND AMONG

SENSEI BIOTHERAPEUTICS, INC.,

AND

STOCKHOLDERS OF ALVAXA BIOSCIENCES, INC.

Dated as of May 18, 2020

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

i

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Table of Contents

(continued)

3.23	Compliance with Laws	30

3.24	Export and Import Control Laws	31

3.25	Bank Accounts, Letters of Credit and Powers of Attorney	32

3.26	Customers and Suppliers	32

3.27	Warranties to Customers	32

3.28	Complete Copies of Materials	33

3.29	Representations Complete	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		33

4.1	Authority; Ownership	33

4.2	Consents	33

4.3	No Conflict	33

4.4	Purchase Entirely for Own Account	33

4.5	Disclosure of Information	34

4.6	Restricted Securities	34

4.7	No Public Market	34

4.8	Legends	34

4.9	Accredited Investor	34

4.10	Foreign Investors	35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		35

5.1	Organization, Standing and Power	35

5.2	Buyer Capital Structure	35

5.3	Authority	36

5.4	Consents	36

5.5	No Conflict	36

ARTICLE 6 ADDITIONAL AGREEMENTS		36

6.1	Confidentiality	36

6.2	Expenses	36

6.3	Company Liabilities	37

6.4	Public Disclosure	37

6.5	Tax Matters	37

6.6	Consents	38

6.7	Release of Claims	38

ARTICLE 7 CLOSING DELIVERIES		39

7.1	Conditions to Obligations of Each Party to Effect the Stock Sale	39

ii

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Table of Contents

(continued)

7.2	Closing Deliverables of the Company and the Sellers	39

7.3	Closing Deliverables of Buyer	40

ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		40

8.1	Survival of Representations, Warranties and Covenants	40

8.2	Indemnification	41

8.3	Indemnification Claims	41

8.4	Maximum Payments; Remedy	43

8.5	Purchase Price Adjustments	43

8.6	Sole Remedy	43

ARTICLE 9 GENERAL PROVISIONS		43

9.1	Notices	43

9.2	Interpretation	45

9.3	Counterparts	45

9.4	Entire Agreement; Assignment	45

9.5	Severability	45

9.6	Other Remedies; Specific Performance	45

9.7	Governing Law; Venue	45

9.8	Rules of Construction	46

9.9	Successors and Assigns	46

9.10	Third Party Beneficiaries	46

9.11	Waiver of Jury Trial	46

9.12	Amendment	46

9.13	Extension; Waiver	46

9.14	Relationship among the Sellers	46

iii

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 18, 2020 by and among Sensei Biotherapeutics, Inc., a Delaware corporation (“Buyer”), Alvaxa Biosciences, Inc., a Delaware corporation (the “Company”) and the undersigned stockholders of the Company (collectively, the “Sellers”).

RECITALS

A. The Sellers are the record and beneficial owners of all of the issued and outstanding shares of common stock of the Company (the “Shares”).

B. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares upon the terms and subject to the conditions hereinafter set forth.

C. The Board of Directors of each of Buyer and the Company and has approved this Agreement and the transactions contemplated hereby.

D. Buyer, on the one hand, and the Company and the Sellers, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Stock Sale.

E. Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, each Seller who is an individual is entering into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit A (the “Non-Competition and Non-Solicitation Agreements”), with Buyer, pursuant to which such Seller has agreed, for a period of time after the Closing, not to compete with the business of the Company and not to solicit customers or the employees of the Company (and following the Closing, Buyer) for employment. For purposes of clarity, Fred Hutchinson Cancer Research and Gordon Roble as Sellers are not and will not be required to enter into a non-Competition and Non-Solicitation Agreement as a condition of entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article 1

THE STOCK PURCHASE AND SALE

1.1 Sale and Purchase. On the terms and subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Shares, free and clear of all Liens other than restrictions on transfer imposed under applicable securities laws (the “Stock Sale”). As a result of the Stock Sale and the other transactions contemplated hereby, at the Closing, Buyer will own all of the Shares and the Company will be a wholly owned subsidiary of Buyer.

1.2 Purchase Price. The purchase price for the Shares shall be the Total Consideration and shall be payable in accordance with Section 1.3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.3 Payment of Closing Payment. At the Closing, Buyer shall make the following payments (the “Closing Payment”):

(a) that amount, if any, up to the Maximum Liabilities Amount, necessary to be paid to applicable recipients of Company Liabilities shall be paid by Buyer on behalf of the Company to such recipients in accordance with, and in the amounts provided by the Company and to the applicable accounts provided by the Company and set forth on the Statement of Liabilities (as defined below) by wire transfer of immediately available funds (the “Company Liabilities Payment”); and

(b) that number of shares of Buyer Common Stock equivalent to such Seller’s Pro Rata Portion of the Stock Consideration to such Sellers, as set forth on the Allocation Schedule (as defined below).

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the closing deliverables set forth in Article 7 hereof, remotely via the electronic exchange of documents and signatures, unless another time or place is mutually agreed upon in writing by Buyer and the Sellers. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.5 Definitions and Effect of the Stock Sale.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Accounts Receivable” shall mean accounts receivable, notes receivable and other receivables generated in connection with the business of the Company.

(ii) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar consolidated, combined or unitary group defined under a similar provision of any applicable law.

(iv) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

(v) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

(vi) “Code” means the Internal Revenue Code of 1986, as amended.

(vii) “Company Cash” shall mean the amount of the Company’s consolidated unrestricted cash and cash equivalents as of 12:01 a.m. New York City Time on the Closing Date, net of any outstanding checks, wire transfers, or bank overdrafts, calculated in accordance with GAAP in a manner consistent with the calculation of the Company’s unrestricted cash and cash equivalents in the Current Balance Sheet. For the avoidance of doubt, Company Cash may be a negative number.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(viii) “Company Common Stock” shall mean shares of common stock, $0.00001 par value per share, of the Company.

(ix) “Company Formation Date” shall mean December 14, 2018.

(x) “Company Liability” or “Company Liabilities” shall mean any liability or liabilities of the Company.

(xi) “Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, prospects, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company, taken as a whole with materially meaning a dollar impact of not less than $250,000; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (A) any change or development in general economic conditions in the industries or markets in which the Company operates, (B) any change in financing, banking or securities markets generally or (C) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company, taken as a whole, relative to other Persons in the industries or markets in which the Company operates.

(xii) “Company Products” shall mean all products, services and Technology offerings of the Company (whether previously or currently distributed or supported, or currently under development).

(xiii) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(xiv) “Covered Personal Information” shall mean the following information the Company collects, uses or discloses from or about an individual: (A) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number or state identification number, passport number, credit or debit card number, insurance policy number, financial information, or customer or account number, health information, consumer report information, device identifiers, transaction identifier, IP addresses, physiological and behavioral biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for the Company allows the identification of or contact with a natural person or a particular computing system or device, or with respect to which there is a reasonable basis to believe it can be used to identify a natural person (and which, for greater certainty, includes all such information with respect to employees), and (B) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xv) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements, including the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the United States Resource Recovery and Conservation Act of 1976, the United States Federal Water Pollution Control Act, the United States Clean Air Act, the United States Hazardous Materials Transportation Act, the United States Clean Water Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment and European Union Directives 2002/95/EC and 2011/65/EU on the Restriction on the Use of Hazardous Substance, all as amended or replaced at any time.

(xvi) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

(xvii) “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. Law governing (A) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (B) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (C) economic sanctions or embargoes; or (D) compliance with unsanctioned foreign boycotts.

(xviii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xix) “Hazardous Materials” shall mean any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), mold, and petroleum and petroleum products or any fraction thereof.

(xx) “Indebtedness” shall mean all Liabilities, including any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums and any other costs and expenses, (A) for borrowed money, (B) evidenced by notes, bonds, debentures or similar obligations, (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (D) under capital leases, (E) in respect of declared but unpaid dividends owed to Stockholders, (F) in respect of distributions payable or loans or right of advances payable to any Affiliates, Stockholders or partners or (G) in the nature of guarantees of the obligations described in the preceding clauses (A)–(F).

(xxi) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of any Seller.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xxii) “Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

(xxiii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xxiv) “Majority Seller” shall mean Mai H. Le.

(xxv) “Maximum Liabilities Amount” shall mean $197,000.

(xxvi) “Ordinary Commercial Agreement” shall mean an agreement entered into in the ordinary course of business that does not relate primarily to Taxes.

(xxvii) “Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(xxviii) “Pre-Closing Tax Period” shall mean taxable years 2018 and 2019 as applicable.

(xxix) “Pre-Closing Taxes” shall mean (i) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period (including (a) any such Taxes with respect to deferred revenues arising in any Pre-Closing Tax Period, regardless of when recognized for income tax purposes and (b) any such Taxes that are not yet due and payable), (ii) any and all Taxes of any member of an Affiliated Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transfer Taxes and Transaction Payroll Taxes (except to the extent included in Third Party Expenses that are reflected on the Statement of Expenses and deducted from the Stock Consideration pursuant to Section 1.5(a)(xxxiii)), and (v) any Taxes attributable to or arising from the transactions contemplated by this Agreement.

(xxx) “Pro Rata Portion” shall mean, with respect to each Seller, an amount, rounded to the nearest one one-hundredth of one percent with 0.005% rounded up, equal to the quotient (expressed as a percentage) obtained by dividing (A) the total amount of Stock Consideration due to such Seller pursuant to Section 1.3(b), by (B) the total amount of Stock Consideration due to all Sellers pursuant to Section 1.3(b).

(xxxi) “Prohibited Party Lists” shall mean any list of designated or prohibited parties maintained by the U.S. Government including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xxxii) “Related Agreements” shall mean the Non-Competition and Non-Solicitation Agreements.

(xxxiii) “Stock Consideration” shall mean 14,610,093 shares of Buyer Common Stock.

(xxxiv) “Stockholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Closing.

(xxxv) “Total Consideration” shall mean the Stock Consideration plus the Company Liabilities Payment.

(xxxvi) “Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments made in connection with the transactions contemplated by this Agreement.

(b) Withholding. Notwithstanding any other provision in this Agreement, Buyer and Company and Sellers agree that no withholding is required in regards to any of the consideration to be paid hereunder and no amounts shall be withheld.

(c) Certain Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (such Taxes, “Transfer Taxes”) shall be paid by the Sellers when due, and the Sellers will, at the expense of the Sellers, file all necessary Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Buyer will and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

1.6 Buyer’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before Buyer shall make or cause to be made any distributions of Buyer Common Stock hereunder to the Sellers, the Sellers shall deliver to Buyer a schedule set forth as Exhibit B (an “Allocation Schedule”) setting forth (i) the name and mailing address of each Seller entitled to distribution of a portion of the Stock Consideration at such time, (ii) the number of shares of Company Common Stock held by each Seller as of immediately prior to the Closing and the certificate number or numbers corresponding to such share, (iii) each such Seller’s Pro Rata Portion, (iv) the aggregate number of shares of Buyer Common Stock to which each Seller is then entitled and (v) the cost basis and date of issuance of such shares or securities. The Sellers shall be responsible for instructing Buyer as to the distribution of such amounts then distributed. Buyer may rely on the instructions of the Sellers for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Sellers are followed. Upon Buyer making each aggregate payment of Buyer Common Stock required of it under this Agreement to the Sellers as provided herein, Buyer shall have fulfilled its obligations with respect to such payment. No fraction of a share of Buyer Common Stock will be issued in connection with the Stock Sale. For purposes of calculating the number of shares of Buyer Common Stock to be issued to each Seller, all Buyer Common Stock payable to such Seller (without rounding) shall be aggregated and after such aggregation, such number of shares of Buyer Common Stock shall be rounded down to the nearest whole share of Buyer Common Stock and each Seller that would otherwise be entitled to receive a fraction of a share of Buyer Common Stock shall be canceled for no consideration.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.7 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Buyer and the officers and directors of the Company, Buyer is fully authorized in the name of its respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Article 2

COMPANY LIABILITIES ADJUSTMENT

2.1 Company Liabilities Adjustment. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a good faith estimate of the Company Liabilities (such estimate, the “Estimated Company Liabilities”) and a consolidated balance sheet of the Company, estimated as of as of 12:01 a.m. New York City Time on the Closing Date, from which such estimate was calculated. Sellers and Company shall demonstrate that the Estimated Company Liabilities are not in excess of the Maximum Liability Amount.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Buyer on the date hereof (the “Disclosure Schedule”) as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company has made available a true and correct copy of its certificate of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Buyer. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 3.1 of the Disclosure Schedule also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, and (b) every state or foreign jurisdiction in which the Company has employees or facilities.

3.2 Company Capital Structure.

(a) Section 3.2(a) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof, including the name and domicile address of and number of shares held by each such holder thereof and including the vesting schedule or such shares, if applicable. The authorized capital stock of the Company consists of [***] shares of Company Common Stock, of which [***] shares are issued and outstanding on the date hereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with all applicable Laws, including federal and state

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

securities Laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Common Stock or options or warrants to purchase Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no capital stock other than the Company Common Stock authorized, issued or outstanding. The Company has no Company Common Stock that is unvested. All shares of Company Common Stock are uncertificated.

(b) The Company has reserved [***]shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2019 Stock Incentive Plan duly adopted by the Board of Directors of the Company and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Company Common Stock, [***] shares have been issued pursuant to an option exercise agreement. There are no remaining options to purchase shares granted and currently outstanding. There are no other options, warrants, calls, rights, convertible securities, commitments or agreements of any character, whether written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of Company Common Stock or any other securities of the Company (whether payable in cash, property or otherwise) with respect to the Company. Except for the Stockholders Agreement by and among the Company and the other parties thereto, dated as of February 16, 2019, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock. The Allocation Schedule is complete and correct.

3.3 Subsidiaries. The Company does not have, and has never had, any subsidiaries. The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Stockholders entitled to vote thereon. This Agreement and the Stock Sale have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.5 No Conflict.

(a) The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents, (ii) any Contract to which the Company is a party, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the Knowledge of the Company, no party obligated to the Company pursuant to any Contract is in default thereunder.

(b) Section 3.5(b) of the Disclosure Schedule identifies all necessary consents, waivers and approvals of parties to any Contract to which the Company is a party, in form and substance reasonably acceptable to Buyer, as are required thereunder in connection with the Stock Sale, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Authority”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

3.7 Company Financial Statements.

(a) Section 3.7(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheets as December 31, 2019 and December 31, 2018, and the audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (“Year-End Financials”) and (ii) the unaudited balance sheet as of May __ 2020 (the “Balance Sheet Date”), and the related unaudited statements of income and cash flow for the two (2) month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials are collectively referred to as the “Financials”. The Financials are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significant in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which individually or in the aggregate (a) has not been reflected in the Current Balance Sheet, or (b) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that does not exceed $10,000 in any one case or $25,000 in the aggregate. The aggregate amount of Company Liabilities outstanding on the date hereof is $197,000.

3.9 No Changes. Since the Balance Sheet Date, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business, consistent with past practices, as conducted on that date and consistent with past practices;

(b) amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;

(c) capital expenditure or commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;

(d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(f) employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h) adoption of or change in any Tax election or any Tax accounting method, change in any Tax period, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, extension or waiver of the limitation period applicable to any Tax claim or assessment or filing of any amended Tax Return;

(i) revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(k) hiring or termination of any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(l) increase in or other change to the salary, employment status, title or other compensation (including equity based compensation whether payable in cash, securities or otherwise) payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, adoption, agreement, contract, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(m) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or commitments entered into in the ordinary course of business, consistent with past practice;

(n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;

(o) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(p) incurrence by the Company of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(q) waiver or release of any right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;

(r) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company, its affairs, or relating to any of its businesses, properties or assets, or any reasonable basis for any of the foregoing;

(s) claims or matters raised by any individual, Governmental Authority, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(t) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property (as defined in Section 3.13 hereof) or of infringement or misappropriation by the Company of any other Person’s Intellectual Property Rights (as defined in Section 3.13 hereof);

(u) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or any securities, warrants, options or rights to purchase any of the foregoing;

(v) (i) except standard end user licenses and software-as-a-service agreements entered into in the ordinary course of business, consistent with past practices, any sale, lease, license or transfer to any Person of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;

(w) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;

(x) event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect;

(y) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 3.12 hereof) by the Company; or

(z) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (y) of this Section 3.9 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

3.10 Tax Matters.

(a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, environmental, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, estimated, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.10(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any agreement or arrangement with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b) Tax Returns and Audits.

(i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, forms, estimates, information statements and reports, including any attachments, elections, supporting information or schedules thereto and amendments thereof (“Returns”) required to be filed by the Company pursuant to applicable Law and such Returns are true, correct and complete and have been completed in compliance with applicable Law and (b) timely paid all Taxes due and payable by the Company (whether or not shown as due on such Returns).

(ii) The Company has timely paid or withheld with respect to amounts paid to their Employees and other third parties, all Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate Governmental Authority, and all Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit examination or other administrative or court proceeding relating to Taxes or any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit, examination or other proceeding. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file a Return that the Company is or may be subject to Tax in such jurisdiction.

(v) Any unpaid Taxes of the Company (i) as of the Balance Sheet Date, did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Current Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Returns. The Company has identified all uncertain tax positions contained in all Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(vi) The Company has made available to Buyer true, correct and complete copies of all Returns for the Company filed for all periods for which the applicable statute of limitations period has not expired, as well as all examination reports and statements of deficiencies assessed against or agreed to by or on behalf of the Company for such periods.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(vii) There are (and immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) The Company has (a) never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of Law, by Contract, or otherwise and (c) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. The Company is not a party to, or bound by, any Tax sharing, indemnification, allocation or similar agreement or arrangement.

(ix) The Company is not, and has not been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the three years preceding the Stock Sale or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xi) The Company has not engaged in a reportable transaction under Treasury Regulation § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(2). The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the illicit avoidance of Tax or which can reasonably be considered as such.

(xii) The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any (a) change in method of accounting or use of an improper method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (b) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar provision of applicable Law) in connection with a transaction consummated on or prior to the Closing Date, (d) installment sale or open transaction disposition consummated on or prior to the Closing Date, (e) prepaid amount or deferred revenue received on or prior to Closing Date or (f) election under Section 108(i) of the Code (or under any similar provision of applicable Law).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xiv) The Company uses the accrual method of accounting for tax purposes.

(xv) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.

(xvi) The Company has not entered into any arrangement (including “rulings”) with any Tax authority or is subject to a special regime with regard to the payment of Taxes. No power of attorney currently in force has been granted by the Company relating to Taxes.

(xvii) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. No property of the Company is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code; (ii) Tax-exempt bond financed property under Section 168(g) of the Code; or (iii) treated as owned by any Person other than the Company under Section 168 of the Code.

(xviii) The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code. No election has been made pursuant to Section 965 of the Code with respect to the payment of tax attributable to amounts required to be included in income thereunder.

(xix) No Person holds shares of Company Common Stock that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(xx) The Company made a valid and timely election to be classified as an S corporation under Section 1361 and Section 1362 of the Code (and under similar provisions of applicable state or local Law), such election has been effective as of the date of the Company’s incorporation, such election has not been revoked or otherwise terminated, and the Company has satisfied all the requirements for continued classification as an S corporation at all times since the date of its incorporation and will be a valid S corporation up to and including the Closing Date. The Company has not, within the past seven years: (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary. Except for the transactions contemplated by this Agreement, the Company has not taken nor will take (prior to the Closing) any action that would cause Company to lose its status as an S corporation as defined in Sections 1361 and 1362 of the Code (and under similar provisions of applicable state or local Law). The Company has no potential liability for any Tax under Section 1374 of the Code (or similar provisions of state, local or foreign Law).

(xxi) Section 3.10(b)(xxi) of the Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Return and the type of Tax required to be paid.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xxii) Section 3.10(b)(xxii) of the Disclosure Schedule sets forth the following information with respect to the Company: (a) the Tax basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treasury Regulation § 1.1502-13 or any similar provision of applicable Law.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(d) Section 409A. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained and operated since the Company’s incorporation in compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing. Each option to purchase Company Common Stock, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (i) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such option to purchase Company Common Stock, stock appreciation right or other similar right was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (iv) has been properly accounted for in accordance with GAAP in the Financials.

(e) Section 280G. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(f) Except as set forth on Section 3.10(f) of the Disclosure Schedule, the Company has not issued any shares of Company Common Stock or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15) to Stockholders on or after January 1, 2011. Section 3.10(f) of the Disclosure Schedule sets forth, for each Person that acquired such a covered security from the Company on or after January 1, 2011, the name of such Person, the certificate numbers for any such shares, the total adjusted basis and the original acquisition date.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.11 Restrictions on Business Activities. There is no Contract, agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any Company Products to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

3.12 Title to Properties; Absence of Liens and Encumbrances.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b) All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company could not be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(d) All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Technology” shall mean any or all of the following: (A) works of authorship (including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data), (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods and processes, and (G) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind, (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.

(iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by or exclusively licensed to the Company.

(iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

(v) “Open Source” shall mean all software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model. Open Source includes any software and other material that is distributed under any license listed (or that is substantially similar to any license listed) at http://www.opensource.org/licenses.

(b) Section 3.13(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) (all of which are Company Intellectual Property); and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”)) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(c) Each item of Company Registered Intellectual Property Rights is enforceable, valid and subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired any such Registered Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental Authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Company and/or Buyer, without restriction and without payment of any kind to any third party.

(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 3.13(b) of the Disclosure Schedule, and all Technology and Intellectual Property Rights licensed to the Company, are free and clear of any Liens other than those set forth on Section 3.13(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Except for the out-bound licenses listed in Section 3.14(a)(xv) of the Disclosure Schedule, the Company has neither granted any license to any Company Intellectual Property nor made available any Company product to any Person.

(f) To the extent that any Technology has been developed or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such Person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.

(g) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.

(h) Except for the Technology licensed to the Company pursuant to the in-bound licenses listed in Section 3.13(v) and Section 3.14(a)(xv) of the Disclosure Schedule, all Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(i) The Company Intellectual Property, together with Technology and Intellectual Property Rights nonexclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Section 3.13(v) and Section 3.14(a)(xv) of the Disclosure Schedule, constitutes all of the Technology and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned by the Company to be conducted, including the design, development, marketing, manufacture, use, import and sale of any Company Product. Except as set forth in Section 3.13(i) of the Disclosure Schedule, the Company will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted or planned by the Company to be conducted.

(j) None of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 120 days after the Closing Date.

(k) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.

(l) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned by the Company to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(m) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Buyer and/or the Company following the Closing in the manner currently planned to be conducted, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation, or any act, Company Product or Technology of the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Buyer, the Company or any of their subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer, the Company or any of their subsidiaries, (ii) Buyer, the Company or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Buyer, the Company or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o) To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(p) The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form. No trade secret of the Company has been publicly disclosed.

(q) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(r) No (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(s) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Authority with respect to any Company Product, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company services in the ordinary course of business, consistent with past practices. Except as set forth on Section 3.13(s) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(t) The Company has not collected any Covered Personal Information from any third parties except as described in Section 3.13(t) of the Disclosure Schedule. The Company does not process or maintain Protected Health Information, as such term is defined in HIPAA. The Company has complied with all applicable Laws, privacy rights of third parties, contractual obligations and privacy policies relating to the privacy of users of Company Products and Web sites and/or to the collection, storage, and transfer of any Covered Personal Information collected by or on behalf of the Company, including the Privacy, Data Protection and Information Security Requirements (collectively, “Privacy Obligations”). “Privacy, Data Protection and Information Security Requirements” shall mean all applicable laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality, security, and protection of Personal Data, including, without limitation, (a) the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, personal information protection, and data protection authorities, (b) those regarding unsolicited email communications, (c) those regarding information security requirements, (d) those regarding the secure disposal of records containing certain Personal Data, (e) those regarding banking secrecy and outsourcing requirements, (f) those regarding international data transfers and/or on-soil requirements, (g) those regarding incident reporting and data breach notification requirements, including guidelines and recommendations from the competent regulators, (h) to the extent applicable, the Payment Card Industry Data Security Standards, and (i) all applicable provisions of any Company privacy policy. The execution, delivery and performance of this

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Agreement complies with all applicable Privacy Obligations. True and correct copies of all privacy policies, including customer or other third-party privacy policies with which the Company is obligated to comply, are attached to Section 3.13(t) of the Disclosure Schedule. The Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws. The Company has reasonable and appropriate security measures in place to protect any Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure including without limitation a written information security program that includes appropriate controls that have been regularly tested and reviewed. No person has gained unauthorized access to any Covered Personal Information held by the Company, or otherwise held or processed on their behalf. The consummation of the contemplated transactions, including any transfer of Covered Personal Information resulting from such transactions will not violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. The Company has not been notified of and is not the subject of, any regulatory investigation or proceeding related to data security or privacy. No person (including any Governmental Authority) has made any claim or commenced any proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees, contractors, or subcontractors).

(u) Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.

(v) There is no Open Source that is incorporated into, linked with, or distributed (including on a hosted-service or software-as-a-service basis) in conjunction with any Company Products.

(w) Section 3.13(w) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.

3.14 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 3.14 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”) to the extent currently in effect:

(i) any (A) employment, contractor or consulting Contract with an employee, individual consultant or contractor, or (B) consulting Contract with a firm or organization (excluding any agreement or offer letter that is terminable at-will and does not provide for severance or termination payments);

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property or equipment having a value in excess of $10,000 individually or $25,000 in the aggregate;

(v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company Products of the Intellectual Property Rights of third parties that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business, consistent with past practices, substantially in the Company’s standard form of customer agreement;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $10,000 individually or $25,000 in the aggregate;

(x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(xi) any agreement providing a customer with refund rights;

(xii) any agreement for the use, distribution or integration of the Company Products other than by the consumer end-user, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, vendor, business partner, service provider and joint venture agreements;

(xiii) any agreement pursuant to which the Company has received revenue or other payments in excess of $10,000 individually or $25,000 in the aggregate;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(xiv) any terms of use or terms of service, including those posted or implemented as “browsewrap” or “clickwrap” agreements, for third-party Web sites and other publicly accessible on-line sources from which the Company or a person acting on the Company’s behalf has extracted or collected information through the use of any “scrapers,” “spiders,” “bots” or other automated software programs or processes;

(xv) any contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, including any in-bound licenses, out-bound licenses, and cross-licenses; or

(xvi) any other agreement, contract or commitment that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable by the Company without penalty within thirty (30) days.

(b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. Except as set forth in Section 3.14(b) of the Disclosure Schedule, no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within 120 days after the Closing. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Stock Sale or otherwise.

3.15 Interested Party Transactions. No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, Company Products or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15. No Stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.

3.16 Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Authority, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to applicable Law or other statute to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.18 Minute Books. The minutes of the Company made available to counsel for Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.

3.19 Environmental Matters. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or Liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession or control concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession or control of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material Liability or corrective or remedial obligation of the Company under any Environmental Laws.

3.20 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.21 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 3.21(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 3.21(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, annual salary, commissions, bonus, accrued but unpaid vacation balances, average amount of overtime payment over the past 12 months, accrued but unpaid sick leave, accrued severance pay and any other benefit of each employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.21(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.21(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(c) Documents. The Company has provided to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (each, a “401(k) Plan”) is so qualified and has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code and nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of such qualified status. Each 401(k) Plan has been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Buyer), effective as of no later than the day immediately preceding the Closing Date. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) Compensation Plan Compliance. The Company is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(f) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.

(g) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(i) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(j) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Closing, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mother’s Health Protection Act of 1996, and any similar provisions of state Law applicable to its Employees. To the extent required under HIPAA and the regulations promulgated thereunder, the Company has, prior to the Closing, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(k) Effect of Transaction. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment ( including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local Laws, rules, regulations, and ordinances respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any Governmental Authority with respect to employment practices. The services provided by the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.21(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Buyer or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, charges of unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any Governmental Authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an ERISA Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

(o) No Interference or Conflict. To the Knowledge of the Company, no Stockholder director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

business as presently conducted or proposed to be conducted nor any activity of such directors, officers, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such directors, officers, Employees or consultants is now bound.

3.22 Insurance. Section 3.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.23 Compliance with Laws.

(a) The Company has complied with, is not in violation of, and has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law.

(b) The Company has at all times been, and is currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, made, offered or promised to make any unlawful payment or gave or promised to give, anything of value to any Person or to any foreign or domestic government officials or employees or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company, nor any director, officer, employee or agent of the Company acting on behalf of the Company has offered, nor made, nor promised to make, nor authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to any officer or employee of a Governmental Authority, public international organization, or state-owned or controlled entity, or to any Person acting in an official capacity for or on behalf of any such Governmental Authority, public international organization, or state-owned or controlled entity, or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of any Person, or such Official in his or her official capacity, or (ii) inducing any Person or such Official to do or omit to do any act in violation of the lawful duty of such Person or Official, or (iii) inducing such Person or Official to use his or her influence improperly including with a Governmental Authority to

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

affect or influence any act or decision of such Governmental Authority in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No officer, director, employee or holder of any financial interest in the Company or any Affiliate thereof, is currently an Official. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

(c) No officer or director of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iii) found by a court of competent jurisdiction in a civil action or by the US Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (iv) involved in any other type of legal proceeding that would require the officer or director to disclose such involvement under Item 401(f) of SEC Regulation S-K if the officer or director were subject to such Regulation.

3.24 Export and Import Control Laws.

(a) The Company has, at all times, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company has obtained all export licenses, registrations and other approvals required for its exports of products, software, technical data, and technologies under applicable Export and Import Control Laws; (ii) the Company is in compliance with the terms of all applicable Export and Import Approvals; (iii) Company has not received any communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of Export and Import Control Laws; (iv) there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; and (v) there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws.

(b) The Company has not exported, reexported or transferred any products to, or engaged in any business or transactions with, (i) any country or territory that is subject to an embargo or designated as a state sponsor of terrorism by the U.S. Government (collectively, the “Embargoed Countries”); (ii) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; or (iii) engaged in any transactions or dealings with any organization, entity, or individual identified on any Prohibited Party Lists.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(c) The Company has not made any voluntary disclosure to the Directorate of Defense Trade Controls, U.S. Department of State, or voluntary self-disclosure to the Bureau of Industry and Security, U.S. Department of Commerce, or to any other U.S. or foreign Governmental Authority with respect to possible violations of Export and Import Control Laws, and there is no circumstance or event that requires such a voluntary disclosure or voluntary self-disclosure to be made;

(d) No approvals from a Governmental Authority are required for the Company to retain any Export and Import Approvals following the consummation of the Stock Sale.

(e) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to comply with the requirements of Export and Import Control Laws.

3.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 3.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 3.25 of the Disclosure Schedule.

3.26 Customers and Suppliers.

(a) Section 3.26(a) of the Disclosure Schedule sets forth each customer of the Company who accounted for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2019, and who is expected to account for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2019 (collectively, the “Customers”). The Company’s relationships with its Customers are good commercial working relationships. No Customer of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its usage or purchases of the Company Products. No Customer has, to the Company’s Knowledge, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the Company Products.

(b) Section 3.26(b) of the Disclosure Schedule sets forth a list of all suppliers to whom the Company made payments aggregating $25,000 or more since the Company Formation Date, showing, with respect to each, the name, address and dollar volume involved. Since December 31, 2019, no supplier has terminated or reduced its business with the Company or materially and adversely modified its relationship therewith.

3.27 Warranties to Customers. Section 3.27 of the Disclosure Schedule includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as disclosed in Section 3.27 of the Disclosure Schedule, no Company Product is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the Company Products, or the failure of any such Company Product to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Buyer or its counsel.

3.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer as follows:

4.1 Authority; Ownership. Each Seller has all requisite authority and capacity to enter into this Agreement and any other Related Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which any Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Each Seller owns, beneficially and of record, and has good and valid title to the Company Common Stock held by such Seller on the books and records of the Company, free and clear of all Liens.

4.2 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and any Related Agreements to which any Seller is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would otherwise (a) prevent, hinder or materially delay any of transactions contemplated under this Agreement or (b) materially impair the ability of such Seller to perform its obligations under this Agreement or any Related Agreements to which such Seller is party.

4.3 No Conflict. The execution and delivery by each Seller of this Agreement and any Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under any material Laws applicable to each of the Sellers or any of its respective properties or assets (whether tangible or intangible).

4.4 Purchase Entirely for Own Account. This Agreement is made with the each Seller in reliance upon the Seller’s representation to the Buyer, which by the Seller’s execution of this Agreement, the Seller hereby confirms, that the Buyer Common Stock to be acquired by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Buyer Common Stock. The Seller has not been formed for the specific purpose of acquiring the Buyer Common Stock.

4.5 Disclosure of Information. The Seller has had an opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Buyer Common Stock with Buyer’s management and has had an opportunity to review Buyer’s facilities.

4.6 Restricted Securities. The Seller understands that the Buyer Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the shares of Buyer Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Buyer Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Common Stock for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Common Stock, and on requirements relating to Buyer which are outside of the Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

4.7 No Public Market. The Seller understands that no public market now exists for the Buyer Common Stock, and that the Company has made no assurances that a public market will ever exist for the Buyer Common Stock.

4.8 Legends. The Seller understands that the Buyer Common Stock and any securities issued in respect of or exchange for the Buyer Common Stock, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Related Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Common Stock represented by the certificate, instrument, or book entry so legended.

4.9 Accredited Investor. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

4.10 Foreign Investors. If the Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), the Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Buyer Common Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Buyer Common Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Buyer Common Stock. The Seller’s subscription and payment for and continued beneficial ownership of the Buyer Common Stock will not violate any applicable securities or other laws of the Seller’s jurisdiction.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would prevent, hinder or materially delay the consummation of transactions contemplated by this Agreement.

5.2 Buyer Capital Structure.

(a) Schedule 5.2(a) sets forth the capitalization of Buyer as of the date hereof, including the number of shares held by each such holder thereof and including the vesting schedule or such shares, if applicable. The authorized capital stock of Buyer consists of [***] shares of common stock, $0.0001 par value per share (the “Buyer Common Stock”), of which [***] shares are issued and outstanding on the date hereof and [***] shares of preferred stock, $0.0001 par value per share (the “Buyer Preferred Stock” and together with the Buyer Common Stock, the “Buyer Capital Stock”), of which [***] shares are issued and outstanding on the date hereof. Buyer has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Buyer Capital Stock or options or warrants to purchase Buyer Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Buyer Capital Stock. Buyer has no capital stock other than the Buyer Capital Stock authorized, issued or outstanding.

(b) Buyer has reserved [***] shares of Buyer Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2018 Stock Incentive Plan duly adopted by the Board of Directors of the Company and approved by the Company stockholders (the “Buyer Stock Plan”). Of such reserved shares of Buyer Common Stock, [***] shares have been issued pursuant to restricted stock purchase agreements, options to purchase [***] shares have been granted and are currently outstanding, and [***]shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Buyer Stock Plan. There are no other options, warrants, calls, rights, convertible securities, commitments or agreements of any character, whether written or oral, to which Buyer is a party or by which Buyer is bound obligating Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Buyer Common

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Stock or obligating Buyer to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of Buyer Common Stock or any other securities of Buyer (whether payable in cash, property or otherwise) with respect to Buyer.

5.3 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would prevent, hinder or materially delay the consummation of transactions contemplated by this Agreement.

5.5 No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (a) the certificate of incorporation, bylaws or similar organizational documents of Buyer, each as amended to date and in full force and effect on the date hereof, or (b) assuming compliance with the matters referred to in Section 5.4 hereof, any material Laws applicable to Buyer or any of its respective properties or assets (whether tangible or intangible).

Article 6

ADDITIONAL AGREEMENTS

6.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Buyer and the Company, dated as of August 2, 2019 (the “Confidential Disclosure Agreement”).

6.2 Expenses. All fees and expenses incurred in connection with the Stock Sale including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 8.4 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, in the case of the Company, any bonuses or other change of control payments paid or to be paid to employees or consultants of the Company and any Transaction Payroll Taxes (whether payable by Buyer or the Company) (“Third Party Expenses”),

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

shall be the obligation of the respective party incurring such fees and expenses. Prior to Closing, the Company has provided to Buyer a statement of estimated Third Party Expenses, if any, incurred by the Company in a form reasonably satisfactory to Buyer (the “Statement of Expenses”), accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses of the Company that are not reflected on the Statement of Expenses shall be subject to the indemnification provision of Section 8.2 hereof. Prior to the Closing, the Company has provided Buyer with a duly and validly executed IRS Form W-9 (or appropriate IRS Form W-8, in the case of non-U.S. Persons) from each recipient of payment of Third Party Expenses or Company Liabilities.

6.3 Company Liabilities. Prior to the Closing Date, the Company has provided to Buyer: (a) a complete and correct list of the obligees of all Company Liabilities, (b) the amount of all such Company Liabilities owed to each such obligee as of immediately prior to the Closing, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof on the Closing Date, and (c) wire instructions for each such obligee (the “Statement of Liabilities”). At the Closing, Buyer shall pay the Company Liabilities set forth on the Statement of Liabilities on behalf of the Company, but only to the extent that such Company Liabilities has been included as Company Liabilities in the calculation of the Total Consideration.

6.4 Public Disclosure. Except as may be required to comply with any applicable Law, neither the Company nor any of the Sellers nor its or their respective agents, representatives or advisors shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of Buyer.

6.5 Tax Matters.

(a) Preparation of Returns for Pre-Closing Tax Periods.

(i) The Sellers shall cause to be prepared and timely filed all federal and state income tax Returns of the Company that are required to be filed after the Closing Date for any Pre-Closing Tax Period (such Returns, “Sellers’ Tax Returns”), which Returns shall be prepared in a manner consistent with prior tax accounting practices and methods used by the Company, or, if past practice is inconsistent with applicable Law, consistent with applicable Law. The Sellers shall be solely responsible for the cost of preparing and filing the Sellers’ Tax Returns. The Sellers shall deliver to Buyer the Sellers’ Tax Returns for review no less than 30 days before the applicable due date of such Returns. The Sellers shall incorporate all of Buyer’s reasonable comments to the Sellers’ Tax Returns that are more-likely-than-not to be upheld under applicable Law.

(ii) Buyer shall prepare and file, or cause to be prepared and filed, all Returns for the Company required to be filed other than the Pre-Closing Tax Period filings (other than Sellers’ Tax Returns), and shall remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes reflected on such Returns, subject to Buyer’s right to indemnification pursuant to Section 8.2. To the extent such Returns include any Pre-Closing Tax Period, such Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company in all material respects, except to the extent necessary in Buyer’s reasonable judgment to avoid the imposition of penalties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b) No Amended Returns. Unless necessary in Buyer’s reasonable judgment to avoid the imposition of penalties, Buyer shall not, and shall not cause or permit the Company to, amend any previously filed Return of the Company for any Pre-Closing Tax Period, which amendment would reasonably be expected to result in an indemnification claim pursuant to Section 8.2 without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed.

(c) Cooperation. Buyer and the Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Returns of or with respect to the Company or its operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations (a “Tax Contest”). Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 8.3(d). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(d) Tax Sharing Agreements. In Buyer’s sole discretion, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company is a party or by which it is bound (other than an Ordinary Commercial Agreement) shall be terminated as of the date hereof, and the Company shall not have any liability or obligation pursuant thereto.

6.6 Consents. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Stock Sale or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Closing. If, prior to the Closing, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 6.2 hereof.

6.7 Release of Claims. Effective as of the Closing, each Seller, on behalf of itself, its successors, assigns, next-of-kin (to the extent the Seller is a natural person), administrators, executors, agents and Affiliates, hereby fully and unconditionally releases, acquits and forever discharges Buyer and the Company, and each of their respective past, present and future successors, predecessors, assigns, employees, agents, partners, members, subsidiaries, stockholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including their respective past, present and future officers and directors, solely in their capacities as such, and any past, present and future successors, predecessors, assigns, employees, agents, partners, members, subsidiaries, stockholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past, present and future officers and directors of any of the foregoing (together, the “Company Released Parties”), from any and all manner of actions, causes of actions, claims, debts, obligations, demands, liabilities, Losses, compensation or other relief, whether known or unknown, matured or unmatured, contingent or otherwise, whether in law or equity, arising out of, relating to, accruing from or in connection with, (i) the Seller’s ownership of Company Common Stock and/or other equity interests in the Company, (ii) the Stock Sale, any provision of this Agreement or the transactions contemplated hereby (other than with respect to such Company Released Party’s respective obligations, including Buyer’s payment obligations hereunder, under this Agreement or any other documents or instruments ancillary to this Agreement to which the Seller is a party), (iii) any claims alleging a breach of duty on the part of the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Company or any officer, director or stockholder of the Company and (iv) any and all other charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys’ and other professional fees and expenses) held by any Seller against any Company Released Party with respect to facts and circumstances arising prior to the Closing, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative (clauses (i) through (iv), collectively, “Company Released Claims”). For the avoidance of doubt, nothing in this Section 6.7 shall affect any right to salary, wages or other employee benefits accruing on, prior to or after the date of the Closing. It is the intention of the Sellers and Buyer that this Section 6.7 shall, at the Closing, be effective as a full and final accord and satisfaction, and release of the Company Released Claims, and that the releases herein extend to any and all claims of whatever kind or character, known or unknown.

Article 7

CLOSING DELIVERIES

7.1 Conditions to Obligations of Each Party to Effect the Stock Sale. The respective obligations of the Sellers and the Company on the one hand, and Buyer on the other hand, to effect the Stock Sale shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Stock Sale illegal or otherwise prohibiting consummation of the Stock Sale.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

7.2 Closing Deliverables of the Company and the Sellers. At Closing, the Company and the Sellers shall deliver to Buyer:

(a) Company Board Approval. Evidence of the unanimous approval by the Board of Directors of the Company of this Agreement, the Stock Sale and the transactions contemplated hereby, which unanimous approval shall not have been modified or revoked.

(b) Company Stockholder Approval. Evidence of the unanimous approval by the Stockholders of this Agreement, the Stock Sale and the transactions contemplated hereby, which unanimous approval shall not have been modified or revoked.

(c) Resignation of Officers and Directors. Written resignation from each of the officers and directors of the Company effective as of the Closing.

(d) Certificate of Secretary of Company. A certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement, the Stock Sale and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders have unanimously approved this Agreement and the consummation of the transactions contemplated hereby.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(e) Certificates of Good Standing. Copies of (i) a long form certificate of good standing of the Company from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each other jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing.

(f) Tax Forms. A certificate, duly completed and executed pursuant to Treasury Regulations Section 1.1445-2(b)(2) from the Company and each Seller (or, if applicable, a Seller’s beneficial owner), certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) Non-Competition and Non-Solicitation Agreements. A duly and validly executed Non-Competition and Non-Solicitation Agreement from each of the Sellers and such agreements shall be in full force and effect as of the Closing.

(h) Termination of Service Providers. Evidence of proper termination of employment of all employees of the Company and proper termination of contractor relationships of all independent contractors utilized by the Company, including full payment of all amounts due thereto, including pursuant to severance or other benefits.

(i) Consents. Evidence from the Company that the consents of and notices to third parties required to be obtained or delivered before Closing which are described on Schedule 7.2(i) to this Agreement have been obtained or delivered, as the case may be.

7.3 Closing Deliverables of Buyer. At Closing, Buyer shall deliver to the Company and the Sellers:

(a) Non-Competition and Non-Solicitation Agreements. A duly and validly countersigned Non-Competition and Non-Solicitation Agreement from Buyer for each Seller. Fred Hutchinson Cancer Research Center and Gordon Roble as Sellers will not deliver a signed Non-Competition and Non-Solicitation Agreement.

(b) Delivery of Closing Payment. The Closing Payment in accordance with Section 1.3 and evidence of stock issuance and recordation on Buyer’s books and records.

Article 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Survival of Representations, Warranties and Covenants. All representations, warranties, agreements, covenants and obligations herein or in the Related Agreements, the Disclosure Schedule or any Exhibit to this Agreement or a Related Agreement or any agreement, instrument, certificate or document specifically required to be delivered under this Agreement or a Related Agreement by any party incident to the transactions contemplated hereby or thereby are material and shall be deemed to have been relied upon by the parties receiving the same. The representations and warranties of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements, shall survive until 11:59 p.m. New York City time on the date that

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

is twelve (12) months following the Closing Date (the “Expiration Date”), other than the representations and warranties of the Company contained in Sections 3.1 (Organization of the Company), 3.2 (Company Capital Structure), 3.4 (Authority), 3.20 (Brokers’ and Finders’ Fees), Error! Reference source not found. (Authority; Ownership), 4.3 (No Conflict) and 4.3 (Accredited Investor) hereof (together, the “Fundamental Representations”), which shall survive indefinitely. The date until which any representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 8.1 to the contrary, (i) if, at any time prior to 11:59 p.m. New York City time on the applicable Survival Date, an Officer’s Certificate (as defined in Section 8.3(a)) is delivered alleging Losses and a claim for recovery under Section 8.3(a), then the claim asserted in such notice shall survive the applicable Survival Date until such claim is fully and finally resolved and (ii) claims relating to fraud, intentional misrepresentation or willful breach shall survive indefinitely. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. All covenants and agreements contained in this Agreement, the Related Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

8.2 Indemnification. The Sellers agree to jointly and severally (except with respect to clause (b), in which case the Sellers agree to severally and not jointly) indemnify and hold Buyer and its officers, directors, and Affiliates, including the Company (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Pre-Closing Taxes, deficiencies, direct costs and expenses (explicitly not including accounting and auditors’ fees, nor attorneys’ fees nor expenses of investigation and defense), interest, fines, and penalties (hereinafter individually a “Loss” and collectively “Losses”) actually paid, incurred or sustained by the Indemnified Parties, or any of them (including the Company) prior to the Expiration Date, directly as a result of, with respect to or in connection with (a) any material breach or inaccuracy of any representation or warranty of the Company which can be shown to have caused direct economic Loss of not less than $25,000 (such Loss a “Material Loss” and such breach or inaccuracy a “Material Breach”) contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Related Agreements or, in the case of a Third Party Claim any allegation that, if true, would constitute such a Material Breach, (b) any Material Breach of any representation or warranty of the Sellers contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered by or on behalf of the Sellers pursuant to this Agreement or the Related Agreements or, in the case of a Third Party Claim any allegation that, if true, would constitute such Material Breach, (c) any failure by the Company prior to the Closing to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements which results in a Material Loss, (d) Pre-Closing Taxes which result in a Material Loss or (e) any Company Liability in excess of $25,000, to the extent such Company Liability (i) was not disclosed in the Statement of Liabilities or exceeds the amount disclosed in the Statement of Liabilities by more than $25,000 and (ii) becomes known to Buyer within twelve (12) months following the date hereof.

8.3 Indemnification Claims.

(a) Claims for Indemnification. In order to seek indemnification under Section Error! Reference source not found., Buyer shall deliver an Officer’s Certificate to the Sellers at any time on or before 11:59 p.m. New York City time on the Expiration Date; provided, however, Buyer may seek indemnification for a Material Breach contained in any Fundamental Representation following the Expiration Date by delivering an Officer’s Certificate to the Sellers at any time. Unless the Sellers shall

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

have delivered an Objection Notice pursuant to Section 8.3(b) hereof, the Sellers shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party an amount equal to the Loss set forth in such Officer’s Certificate. Any payment hereunder shall be made based on the Sellers’ Pro Rata Portions. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (x) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other indemnity to which such item is related.

(b) Objections to Claims for Indemnification. No payment shall be made under Section 8.3(a) if the Sellers shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by Buyer prior to 11:59 p.m. New York City time on the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Sellers hereby waive the right to object to any claims in respect of any Company Liabilities. If the Sellers do not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Sellers that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 8.3(a).

(c) Resolution of Conflicts.

(i) In case the Sellers deliver an Objection Notice in accordance with Section 8.3(b) (other than with respect to any Company Liabilities Overage), the Sellers and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

(ii) At any time following delivery of an Objection Notice by the Sellers to Buyer or in the event of any dispute arising pursuant to Article 8 hereof, either Buyer, on the one hand, or the Sellers, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(d) Third-Party Claims. In the event Buyer becomes aware of a third party claim (a “Third Party Claim”) that Buyer reasonably believes may result in a demand for indemnification pursuant to this Article 8, Buyer shall notify the Sellers in writing of such claim. The Sellers shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Sellers agree and consent, as a condition of such entitlement of participation, that Buyer’s legal counsel in the Third Party Claim shall not be precluded from representing Buyer as against the Sellers in the event that the Sellers dispute the fact or amount of Buyer’s claim of a Loss related to such matter. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, that, in the event that any claim is settled without the consent of the Sellers, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses. In the event that the Sellers have consented to any such settlement, the Sellers shall have no power or authority to object to the amount of any Third Party Claim by Buyer.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

8.4 Maximum Payments; Remedy.

(a) Except as set forth in Sections 8.4(b) hereof, the maximum amount an Indemnified Party may recover from the Sellers pursuant to the indemnity set forth in Section 8.2 hereof shall be limited to the Stock Consideration valued at such time as set forth in subsection (d) hereof.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person in respect of Losses (i) based on fraud, intentional misrepresentation or willful breach and (ii) incurred pursuant to clause (d) of Section 8.2 hereof.

(c) In the event any Indemnified Party is entitled to recover Losses pursuant to this Article 8 directly from any Seller, such seller shall have the right to elect that such recovery be satisfied in whole or part by the cancellation of the Buyer Common Stock held by such Seller valued as set forth in subsection (d) hereof, provided that if such Seller fails to make such election (by notice in writing to Buyer) within five days following the determination that Losses are required to be paid in accordance with this Agreement, Buyer shall have the right to elect whether such recovery shall be satisfied in whole or in part by the cancellation of Buyer Common Stock held by such Seller. Upon determination in accordance with this Agreement that Buyer Common Stock shall be cancelled to pay any portion of Losses owed by a Seller, such Seller shall take all reasonable action requested by Buyer to effect the cancellation of such shares, including Seller returning the stock certificate evidencing such shares to Buyer. Notwithstanding the foregoing, upon determination in accordance with this Agreement that an Indemnified Party is entitled to recover Buyer Common Stock, Buyer shall be entitled to cancel on its books any stock certificate evidencing such shares and, upon such cancellation, such shares shall cease to be outstanding.

(d) For purposes of this Article 8, the deemed value of each share of Buyer Common Stock shall be the fair market value at the time such Losses become finally due as agreed by the parties or by final adjudication by relevant tribunal, as determined in good faith by the Buyer’s Board of Directors.

8.5 Purchase Price Adjustments. Amounts paid to or on behalf of any Person as indemnification under this Agreement shall be treated for all purposes, including U.S. federal and applicable state and local income Tax purposes, as adjustments to the Stock Consideration to the extent permitted by applicable Law.

8.6 Sole Remedy. Following the Closing, the parties agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, intentional misrepresentation or willful breach, the rights to indemnification under this Article 8 shall be the sole remedy that any Indemnified Party will have in connection with the transactions under this Agreement.

Article 9

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(a)	if to Buyer, to:

Sensei Biotherapeutics, Inc.
620 Professional Drive
Gaithersburg, MD 20879
Attention: Pauline Callinan
Email: pcallinan@senseibio.com

with a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue N.W., Suite 700
Washington, D.C. 20004
Attention: Eric Dixon
Email: edixon@cooley.com

(b)	if to the Sellers, to:

Mai H. Le
2126 N 51st Street
Seattle, WA 98103

Benjamin B. Quinones
583 Dolores St.
San Francisco CA 94110

Robert H Pierce
2126 N 51st Street
Seattle, WA 98103

Jean S. Campbell
839 NE 92nd Street
Seattle WA 98115

Gordon Roble
136 N 81st Street
Seattle WA 98103

Fred Hutchinson Cancer Research Center
1100 Fairview Ave N, Mail Stop J2-110
Seattle, WA 98109
Attention: David H. Browdy, Vice President and Chief Financial Officer
Email:Browdy@fredhutch.org

with a copy (which shall not constitute notice) to:

Fred Hutchinson Cancer Research Center
1100 Fairview Ave N, Mail Stop J2-110
Seattle, WA 98109
Attention: Steven R. Haydon, Vice President & General Counsel Email:haydon@fredhutch.org

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Buyer in connection with a Buyer change of control.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

9.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.10 Third Party Beneficiaries. Except for the provisions of Article 8 relating to the Indemnified Parties and the Sellers, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.12 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.12, the Sellers agree that any amendment of this Agreement signed by the Majority Seller shall be binding upon and effective against all of the Sellers whether or not such Sellers have signed such amendment.

9.13 Extension; Waiver. Buyer, on the one hand, and the Sellers, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.13, the Sellers agree that any extension or waiver signed by the Majority Seller shall be binding upon and effective against all of the Sellers whether or not such Sellers have signed such extension or waiver.

9.14 Relationship among the Sellers. By virtue of the execution of this Agreement, each of the Sellers shall be deemed to have agreed to appoint the Majority Seller as its agent and attorney-in-fact, to take all actions under this Agreement that are to be taken by the Sellers, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to Article 8, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Seller or by any such Seller against any Indemnified Party or any dispute between any Indemnified Party and any such Seller, in each case relating to this Agreement or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Majority Seller for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. A decision, act, consent or instruction of the Majority Seller, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and Buyer may rely upon any such decision, act, consent or instruction of the Majority Seller as being the decision, act, consent or instruction of the Sellers. The Buyer is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Majority Seller.

[remainder of page intentionally left blank]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, Buyer, the Company and the Sellers have caused this Stock Purchase Agreement to be signed, all as of the date first written above.

SENSEI BIOTHERAPEUTICS, INC.

By:	/s/ John Celebi
Name:	John Celebi
Title: President and CEO

ALVAXA BIOSCIENCES, INCORPORATED

By:	/s/ Mai Hope Le
Name:	Mai Hope Le
Title:	President and CEO

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Robert H. Pierce

/s/ Robert H. Pierce
Name: Robert H. Pierce

Mai Hope Le

/s/ Mai Hope Le
Name: Mai Hope Le

Benjamin Quiñones

/s/ Benjamin Quiñones
Name: Benjamin Quiñones

Jeff Gheel

/s/ Jeff Gheel Name: Jeff Gheel

Gordon Roble

/s/ Gordon Roble Name: Gordon Roble

Fred Hutchinson Cancer Research Center

By:	/s/ David Browdy
Name:	David Browdy